UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2017

REVANCE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36297	75-0551645
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Revance Therapeutics, Inc.
7555 Gateway Boulevard
Newark, California 94560
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 742-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.
As previously reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, the related disclosures of which are incorporated by reference herein, Revance Therapeutics, Inc. (the “Company”) entered into a Stipulation of Settlement on October 31, 2016 (the “Stipulation”) to resolve the securities class action entitled City of Warren Police and Fire Retirement System, Individually and on Behalf of All Others Similarly Situated v. Revance Therapeutics, Inc., et al., Case No. 1-15-CV-287794 (the “Action”).
On January 6, 2017, the Superior Court for the County of Santa Clara (the “Court”) issued an order (the “Order”) preliminarily approving the settlement proposed in the Stipulation by and among the plaintiff class and all named defendants in the Action, including the Company (the “Settlement”), and directing that notice of the Settlement be given to all members of the plaintiff class (the “Class Members”). Under the stipulation, in exchange for a release of all claims by the plaintiff class, the Company has agreed to settle the litigation for $6.4 million in cash, of which the Company expects $5.9 million to be covered by its insurance policies.
The Court scheduled a hearing (“Settlement Fairness Hearing”) on May 19, 2017, at 9:00 a.m. Pacific Time at the Court, located at 191 North First Street, San Jose, CA 95113, among other things, to make a final determination whether the Settlement is fair, reasonable and adequate and should be approved by the Court. The Order provides that Class Members may opt out of the Settlement and that they may object to the Settlement in advance of and/or at the Settlement Fairness Hearing.
It is anticipated that the Settlement, if approved, would not have a material impact on the Company’s business.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2017	Revance Therapeutics, Inc.

	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer and Chief Business Officer